Commercial Sublease Agreement

This Commercial Lease Agreement ("Sublease") is made and effective June 1, 2015, by and between Foundation for a Greater America, Inc. ("Tenant") and CrossClick Media, Inc. ("Subtenant").

Tenant is the lessor of land and improvements commonly known and numbered as 150 Paularino Avenue, Suite C127, Costa Mesa, CA 92626.

Tenant desires to lease the Leased Premises to Subtenant, and Subtenant desires to lease part of, as designated in section “2.” below, the Leased Premises from Tenant for the term, at the rental and upon the covenants, conditions and provisions herein set forth. The lease between Tenant and Landlord is attached as part of this Sublease Agreement.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term. Tenant hereby leases the Leased Premises to Subtenant, and Subtenant hereby leases the same from Tenant, for an "Initial Term" beginning June 1, 2015 and ending May 31, 2018. On June 1, 2015, Subtenant shall have possession of the lease premises.

2. Rent. Subtenant shall pay to Tenant a monthly rent during the term on a sliding scale basis as follows (based upon 92% use):

6/01/15 to 11/30/15 $2,600.00 per month. 12/01/15 to 5/31/16 $4,060.00 per month.
6/01/16 to 5/31/17 $4,195.00 per month. 6/01/17 to 5/31/18 $4,325.00 per month.

Late payments are subject to a 12% surcharge are applicable after the 5th day following the first day of the month.
The security deposit is $13,800.00 due and payable with the first months rent.

3. Use. Notwithstanding the forgoing, Subtenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

4. Sublease and Assignment. Subtenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part.

5. Utilities. Subtenant shall pay all charges for sewer, gas, electricity, telephone and other services and utilities used by Subtenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Tenant.

6. Entry. Tenant shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Tenant shall not thereby unreasonably interfere with Subtenant's business on the Leased Premises.

7. Leased Premises Rules. Subtenant will comply with the rules of the Leased Premises adopted and altered by Tenant from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Tenant to Subtenant in writing.

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IN WITNESS WHEREOF, the parties have executed this Lease on September 1, 2015.

_________________________________

James P. Hodgins, Treasurer

Foundation for a Greater America, Inc.

Tenant

________________________________

Gary R. Gottlieb, Corporate Secretary & Director

Cross Click Media, Inc.

Subtenant

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